MEMORANDUM

The First Trust GNMA Reinvestment Income Trust "GRIT" Series 119

File No. 333-185385

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on January 11, 2013 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been added.
Page 3	The following information for the Trust appears:
The total number of units initially being offered and the initial size of the Trust.
The Public Offering Price on the business day prior to the Initial Date of Deposit.
The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.
The first distribution and record dates.
Page 5	The Report of Independent Registered Public Accounting Firm has been completed.
Page 6	The Statement of Net Assets has been completed.
Page 7	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT

The Trust Agreement has been conformed to reflect the execution thereof.

CHAPMAN AND CUTLER LLP

January 11, 2013